LOAN SETTLEMENT AND CONVERSION AGREEMENT

among

SUANG-YI PAI

MIN-TAN YANG

and

KID CASTLE EDUCATIONAL CORPORATION

December 28, 2006

LOAN SETTLEMENT AND CONVERSION AGREEMENT

This Loan Settlement and Conversion Agreement, effective as of December 28, 2006, (the “Agreement”) is entered into by Suang-Yi Pai (“Pai”), Min-Tan Yang (“Yang”), and Kid Castle Educational Corporation (the “Company”).

Background

This Agreement is entered into based on the following facts and circumstances, which the parties stipulate are an accurate recitation of the facts:

1.
During the fourth quarter of 2005, the Company experienced financial difficulties and was incapable of generating cash flows sufficient to sustain its operations. With the threat of insolvency looming, the Company’s management team at the time - Chief Executive Officer Kuo-An Wang and Chief Financial Officer Yu-En Chiu - approached Pai and Yang for financial aid and management support.

2.
At the request of Wang and Chiu, Pai and Yang agreed to make or cause to be made, in aggregate, an investment in the amount of approximately US$1.8 million to the Company, based on the understanding that (a) Pai would be appointed as the Chairman of the Board and Yang the Chief Executive Officer of the Company, and (b) the investment made by Pai and Yang would be used to subscribe newly issued shares of the Company based on the valuation of the Company at the time of the investments.

3.	On November 2, 2005, Pai was elected to be the Chairman of the Board of Directors of the Company and Yang was elected to be a director and the Chief Executive Officer of the Company.

4.
On or about October 31, 2005, at Pai’s behest, Olympic Well International Ltd. (“Olympic”) and Chen-Chen Shih invested US$0.75 million (together, the “Outside Investors”). A portion of the investment made by Olympic in the amount of US$342,364 was assigned to Pai on or about December 30, 2005 in connection with settling the matter with former CFO Chiu discussed below.

5.	On or about November 14, 2005, Yang invested US$1.05 million to the Company.

6.
Although all parties were under the understanding that Pai, Yang and the Outside Investors would be issued Company stock when an appropriate valuation for the stock was mutually determined, the investments were not otherwise documented in written agreements.

7.
Soon after Pai and Yang assumed their new management roles, they were informed by Chiu, the former CFO, that he had engaged in a practice of commingling his personal funds with Company funds. The extent of the commingling and the impact on the valuation of the Company was unknown at the time, making it more difficult to value the Company. Further, it became apparent that the Company’s then available financial information was not sufficiently reliable basis to derive a valuation for the shares.

8.
It was then agreed by all parties that the investments made by Outside Investors, Pai and Yang would be treated as interest bearing short term loans (the “the Management Loans”) until the Board of Directors could be in a position to determine the value of the Company, at which time the Management Loans would be converted into shares of Company common stock based on a price approved by the Board of Directors and agreed to by the holders of the loans.

9.
Upon further investigation it became apparent that Chiu owed the Company a substantial amount as of the end of 2005. Chiu was at that time in financial distress and would not be able to repay the amounts due the Company in the near future. To reduce the impact of Chiu’s debt on the Company, it was agreed that Pai and Yang would assume Chiu’s debt to the Company outstanding as of the end of 2005, when the amount of such debt could be ascertained, and in consideration an equivalent portion of the Management Loans would be forgiven.

10.
It was subsequently determined that Chiu owed the Company NT$18,500,000 as of the end of 2005 and based on the above-mentioned understanding, the outstanding amount of the Management Loans was reduced to US$1,248,514 pursuant to a three-way loan settlement agreement entered into between Pai and Yang, Chiu and the Company.

11.
The Company was not in a financial position to repay the Management Loans when they became due, despite the holders’ request for payment. The maturity dates of the Management Loans were extended by agreement in February, May and August 2006. Pai, Yang and the Company have been unable to reach a conclusion on a fair valuation for the shares.

12.	The remaining debt owed by the Company to Olympic and Chen-Chen Shih under the Management Loans as of July 31, 2006 were assigned to Pai pursuant to Assignment Agreements dated as of August 1, 2006.

13.
On October 27, 2006, Pai and Yang submitted a proposal (the “Proposal”) to the Board of Directors of the Company requesting the Company to convert the Management Loans into newly issued shares of the Company at an issue price of US$0.15 per share.

14.	The Proposal has been reviewed and approved by a majority of the Company’s Board of Directors, all of whom have no personal interest in the transaction.

Loan Settlement and Conversion Agreement

Agreement

Based on the foregoing facts and circumstances, the parties agree as follows:

1.  OUTSTANDING AMOUNTS

The parties agree that as of the date of this Agreement, the amounts outstanding under the Management Loans are as follows:

	Outstanding Principal (US$)	Accumulated Interest (7% per annum) (US$)
Pai	407,725	11,730

Yang	840,789	4,838

Total	1,248,514	16,568

2.  CONVERSION OF LOANS

The parties agree that a fair conversion price for the Management Loans is $0.15 per share (the “Conversion Price”). The parties agree that effective as of the date of this Agreement, a portion of the outstanding principal amounts on the Management Loans will be converted into shares of the Company’s common stock at the Conversion price, and a portion will be reissued in the form of promissory note with a one year term and interest of 7% per annum in the form attached as Exhibit A. The amounts outstanding to be converted into common stock, and to be reissued in the form of a promissory note, are as follows:

	Principal Outstanding as of December 28, 2006 (US$)	Residual Promissory Note (US$)	Principal converted to Common Stock (US$)	Shares of Common Stock
Pai	407,725	107,680	300,045	2,000,297

Yang	840,789	240,789	600,000	4,000,000

Total	1,248,514	348,469	900,045	6,000,297

Loan Settlement and Conversion Agreement

3.  DELIVERIES

Concurrently with executing this Agreement the Company will delivery certificates representing fully paid and non-assessable shares of the Company’s common stock in the amounts reflected in Section 2, together with residual promissory notes in the amounts reflected in Section 2. The Management Loans will simultaneously be deemed cancelled.

4.  ADJUSTMENT OF CONVERSION PRICE

The parties acknowledge that the Company has agreed to the Conversion Price based in part on a valuation of the Company’s stock performed by Polaris Securities Co., Ltd. (“Polaris”) in which Polaris based its findings on estimated unaudited EBIT and EBITDA for the four fiscal quarters ended September 30, 2006. The parties agree that if audited results for either EBIT and EBITDA for the year ended December 31, 2006 exceed the unaudited figures used by Polaris by more than 10%, the Conversion Price will be adjusted upwards by the percentage change between the unaudited figures used by Polaris and audited results for 2006. To perform the adjustment, the change in EBIT and EBITDA will be averaged by adding EBIT and EBITDA together and dividing by two. If an adjustment is necessary, no stock will be cancelled. Rather, the residual promissory notes will be cancelled and reissued to reflect the decreased amount that would have resulted if the amount of principal converted to common stock under Section 2 had been converted to common stock at the revised conversion price.

5.  GENERAL

5.1  Binding Effect. This Agreement will be binding on the parties and their respective heirs, personal representatives, successors, legal representatives and permitted assigns, and will inure to their benefit. This Agreement may not be assigned by any party without the written consent of all other parties.

5.2  Amendment. This Agreement may be amended only by a written agreement signed by each party.

5.3  Waiver. No waiver will be binding on a party unless it is in writing and signed by the party making the waiver. A party’s waiver of a breach of a provision of this Agreement will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.

5.4  Severability. If a provision of this Agreement is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Agreement will not be impaired.

5.5  Further Assurances. The parties will sign other documents and take other actions reasonably necessary to further effect and evidence this Agreement.

Loan Settlement and Conversion Agreement

5.6  No Third-Party Beneficiaries. The parties hereto have entered into this Agreement only to establish specified rights among themselves. The parties do not intend to confer any right or remedy on any third party.

5.7  Termination. In the event of termination of this Agreement, no party will have any liability or any further obligation to any other party, except as provided in this Section 5.7 and except that nothing in this Agreement releases, or may be construed as releasing, any party to this Agreement from any liability or damage to any other party arising prior to the termination hereof or arising out of any party’s willful and material default or breach under this Agreement (subject to any limitation on remedies set forth herein).

5.8  Governing Law. This Agreement is governed by the laws of the State of Florida, without giving effect to any conflict of law principle that would cause the laws of another jurisdiction to apply.

5.9  Entire Agreement. This Agreement contains the entire understanding of the parties regarding the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement.

5.10  Signatures. This Agreement may be signed in counterparts. A fax or pdf format email transmission of a signature page will be considered an original signature page. At the request of a party, a party will confirm an electronically transmitted signature page by delivering an original signature page to the requesting party.

 (signature page follows)

Loan Settlement and Conversion Agreement

[Signature Page to Loan Settlement and Conversion Agreement]

Dated effective as of the day first written above.

KID CASTLE EDUCATIONAL CORPORATION

/s/ Min-Tan Yang

By:	Min-Tan Yang
Its:	Chief Executive Officer

/s/ Suang-Yi Pai
Suang-Yi Pai, individually

/s/ Min-Tan Yang
Min-Tan Yang, individually

Exhibit A

Form Promissory Note

(see attached)